CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS ANNOUNCES FIRST QUARTER 2005 RESULTS

MENLO PARK, Calif., (May 11, 2005) — Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the first quarter ended March 31, 2005.

For the first quarter of 2005, Corcept reported a net loss of $5.5 million, or $0.24 per share, compared to a net loss of $2.6 million, or $0.29 per share, for the first quarter of 2004.

Total operating expenses were $5.8 million for the first quarter of 2005 compared to $2.6 million in the same period in 2004. In the first quarter of 2005, research and development expenses increased to $4.7 million from $1.6 million in the first quarter of 2004. This increase in research and development expenses over the prior year period was primarily related to increased activity in the clinical development of CORLUX® for the treatment of the psychotic features of psychotic major depression, or PMD.

General and administrative expenses increased to $1.1 million in the first quarter of 2005 from $1.0 million for the first quarter of 2004, attributable to increases in staffing, insurance costs, professional fees and other costs related to being a public company.

As of March 31, 2005, Corcept had cash, cash equivalents and marketable securities of $41.1 million. The total cash used in the company’s operating activities for the first quarter was $5.7 million.

“Since the year began, we have made progress in our clinical and preclinical programs”, said Joseph K. Belanoff, M.D., Chief Executive Officer of Corcept. “We have initiated our third Phase III clinical trial evaluating CORLUX for the treatment of the psychotic features of PMD. We have also initiated a study to evaluate the safety and tolerability of retreatment with CORLUX.”

Dr. Belanoff added, “We recently completed preclinical studies showing that CORLUX has the potential to both reduce the weight gain caused by olanzapine (the active ingredient in the antipsychotic medication Zyprexa®) and to prevent the weight gain caused by the initiation of treatment with olanzapine. Enrollment continues in our phase II clinical trial in Alzheimer’s disease. We expect to report results on this trial in the first half of 2006.”

Dr. Belanoff further stated, “We believe that our cash and marketable securities will enable us to complete, as currently planned, the clinical development of our lead product candidate, CORLUX, for the treatment of the psychotic features of PMD.”

Reiterating Corcept’s financial guidance for 2005, Fred Kurland, Corcept’s Chief Financial Officer, stated, “We continue to expect that net cash used in 2005 will be between $25 million and $30 million.”

About Psychotic Major Depression
PMD is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or manic depressive illness. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with PMD are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for PMD.

About Corcept Therapeutics Incorporated
Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX, is currently in Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. Corcept is also conducting a clinical trial to evaluate the safety and efficacy of our product in improving cognition in patients with mild to moderate Alzheimer’s disease. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our clinical and preclinical development programs, the expected timing of results of our clinical trials, our spending pace, and our expected financial results. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commencement, cost, rate of spending, completion or success of clinical trials; there can be no assurances with respect to the regulatory process or regulatory approvals; there can be no assurances with respect to commercial success; and financial projections may not be accurate. These and other risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

	CORCEPT THERAPEUTICS INCORPORATED
	CONDENSED BALANCE SHEETS
	(in thousands)
	March 31,	December 31,
	2005	2004
	(Unaudited)	(Note)
ASSETS:
Current assets:
Cash, cash equivalents and short-term investments	$32,280	$37,401
Other current assets	797	838

Total current assets	33,077	38,239
Long-term investments	8,801	9,486
Other assets	51	47

Total assets	$41,929	$47,772

LIABILITIES AND STOCKHOLDER’S EQUITY:
Current liabilities:
Accounts payable	$285	$550
Other current liabilities	976	1,274

Total current liabilities	1,261	1,824
Total stockholders’ equity	40,668	45,948

Total liabilities and stockholders’ equity	$41,929	$47,772

Note: Derived from audited consolidated financial statements at that date.

CORCEPT THERAPEUTICS INCORPORATED
STATEMENT OF OPERATIONS
(in thousands, except per share data)
	For the Three Months Ended
	March 31,
	2005	2004
	(Unaudited)
OPERATING EXPENSES:
Research and development*	$4,714	$1,577
General and administrative*	1,073	993

Total operating expenses	5,787	2,570
Interest and other income, net	283	25
Interest expense	(8)	(6)

Net loss	$(5,512)	$(2,551)

Basic and diluted net loss per share	$(0.24)	$(0.29)

Shares used in computing basic and diluted net loss per share	22,576	8,805

*Includes non-cash stock-based compensation of the following:
Research and development	$74	$141
General and administrative	253	390

Total non-cash stock-based compensation	$327	$531